Exhibit 99.1

Dunkin' Brands Extends Contract for Chairman & CEO Nigel Travis

CANTON, Mass. (March 5, 2014) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today announced the extension of Chairman and CEO Nigel Travis‘s employment contract through December 2018. Mr. Travis, 64, whose contract previously ran through December 2016, joined Dunkin’ Brands as CEO in December 2008.
"Nigel has done an outstanding job at Dunkin’ Brands over the past five years,” said Dunkin’ Brands Lead Director Raul Alvarez. “Since 2009, under the leadership of Nigel and his management team, Dunkin’ Brands’ nearly 100 percent franchised system has delivered a compounded annual growth rate of 6.2 percent in systemwide sales, had strong comparable store sales, added almost 3,300 net new Dunkin’ Donuts and Baskin-Robbins restaurants, and returned approximately $650 million to shareholders during its two-and-a-half years as a public company. Going forward, the company is well positioned for future growth, and Nigel and his team remain focused on driving franchisee profitability and delivering shareholder value.”
Other achievements during Mr. Travis’s tenure at Dunkin’ Brands include measurably higher guest satisfaction ratings in the domestic restaurants and the installation of standardized point-of-sale systems for both brands in the US, paving the way for new retail technologies, including the Dunkin' Mobile® App and DD Perks® Rewards Program.
“I am immensely proud of all that we have accomplished over the past five years," said Nigel Travis, Dunkin’ Brands Chairman and CEO. “We have two tremendously powerful brands, enormous global growth potential, a talented management team and, most importantly, world-class franchisees. I am excited about our future and am delighted to be extending my employment agreement with the company through 2018.”
About Dunkin' Brands Group, Inc.

With more than 18,000 point of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of fiscal 2013,  Dunkin' Brands nearly 100 percent franchised business model included nearly 11,000 Dunkin' Donuts restaurants and 7,300 Baskin-Robbins restaurants, which are primarily owned and operated by approximately 2,000 franchisees, licensees and joint venture partners. For the full-year 2013, the company had franchisee-reported sales of approximately $9.3 billion.  Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):
Stacey Caravella (Investors)
Director, Investor Relations
Dunkin' Brands, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Karen Raskopf (Media)
SVP, Corporate Communications
Dunkin' Brands, Inc.
karen.raskopf@dunkinbrands.com
781-737-5200